Exhibit 99.1

NEWS RELEASE

BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC. SETS RECORD AND MEETING DATES FOR ITS ANNUAL STOCKHOLDERS MEETING, ANNOUNCES AMENDMENTS TO ITS BYLAWS AND CHANGES TO ITS BOARD OF DIRECTORS

NEW YORK, NY, August 14, 2014 – BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC. (NYSE: DTLA-P), a subsidiary of Brookfield Office Properties Inc. (NYSE: BPO, TSX) that owns and invests in commercial properties primarily in the Los Angeles Central Business District, announced today that it will hold its annual meeting of stockholders on October 17, 2014 at 11:00 a.m. (New York time) at 250 Vesey Street, New York, NY. The record date for determining stockholders entitled to notice of, and to vote at, the 2014 annual meeting will be August 29, 2014. At the annual meeting, DTLA’s stockholders will vote on matters customarily placed before stockholders at an annual meeting, including the election of directors. DTLA will make available to all stockholders of record an information statement containing the meeting details and admission procedures. Stockholders are encouraged to review this information when it becomes available.

In addition, DTLA announced that the Board adopted and approved the Second Amended and Restated Bylaws of the Company (the “Amended Bylaws”), effective as of August 11, 2014. The Amended Bylaws restate the Company’s Amended and Restated Bylaws in their entirety and were adopted to incorporate (i) advance notice provisions with respect to certain stockholder matters, including the procedural and other requirements which must be met in order for a stockholder to propose a nominee for election as a director of the Board or any other matter for consideration at a meeting of the stockholders of the Company and (ii) a forum selection clause.

In light of the Amended Bylaws, stockholders wishing to nominate a director or propose matters to be considered at this year’s annual meeting on October 17, 2014 must submit timely notice thereof to the Secretary of the Company at the Company’s principal executive offices by August 25, 2014. Such proposals must comply with the requirements set forth in the Amended Bylaws as well as all applicable securities and other laws. The address of the Company’s principal executive offices is 250 Vesey Street, 15th Floor, New York, New York 10281.

DTLA also announced today that Mitchell E. Rudin resigned from his position as President, Chief Executive Officer, U.S. Commercial Operations, and Chairman of the Board, effective June 27, 2014, and that Michelle L. Campbell was elected by the remaining directors serving on the Board to fill the vacancy created by Mr. Rudin’s resignation, effective August 11, 2014. The Board also appointed Paul L. Schulman, existing director, to serve as Chairman of the Board and President of DTLA, effective August 11, 2014.

About Brookfield DTLA Fund Office Trust Investor Inc. and Brookfield Office Properties Inc.

Brookfield DTLA Fund Office Trust Investor Inc. owns and invests in commercial properties primarily in the Los Angeles Central Business District that are of a high-quality, determined by its view of the certainty of receiving rental payments generated by the tenants of those assets.

Brookfield Office Properties Inc. is a division of Brookfield Property Partners (NYSE: BPY; TSX: BPY.UN), a global commercial property company that owns, operates and invests in best-in-class office, retail, industrial, multifamily and hotel assets. Brookfield Office Properties owns, develops and manages premier office properties in the United States, Canada, Australia and the United Kingdom. Its portfolio is comprised of interests in 113 properties totaling 88 million square feet in the downtown cores of New York, Washington, D.C., Houston, Los Angeles, Toronto, Calgary, Ottawa, London, Sydney, Melbourne and Perth, making Brookfield the global leader in the ownership and management of office assets. Landmark properties include Brookfield Places in Manhattan, Toronto and Perth, Bank of America Plaza in Los Angeles, Bankers Hall in Calgary and Darling Park in Sydney. For more information, visit www.brookfieldofficeproperties.com.

Investor Contact: Matt Cherry, VP, Investor Relations and Communications

(212) 417-7488; matthew.cherry@brookfield.com